CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in Post-Effective Amendment No. 22 to the Registration Statement of the Calvert Social Investment Fund (comprised of the Money Market, Managed Growth, Bond, and Equity Portfolios) on Form N-1A (File Numbers 2-75106 and 811-3334) of our reports dated November 9, 1995 on our audits of the financial statements and financial highlights of the Funds, which reports are included in the Annual Reorts to shareholders for the year ended September 30, 1995 which are incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Financial Highlights" in the Prospectuses and under the caption "Independent Accountants and Custiodians in the Statements of Additional Information."








                                   COOPERS & LYBRAND, L.L.P.

Baltimore, Maryland
January 16, 1996